Exhibit 99.1

Socket Mobile Reports Fourth Quarter and Full Year 2020 Results
Profitable fourth quarter and improved liquidity

NEWARK, Calif., – February 24, 2021 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced workplace productivity, today reported financial results for the fourth quarter and year ended December 31, 2020.

The 2020 fourth quarter revenue was $4.7 million compared to $4.6 million in the fourth quarter of 2019. Gross margin from the fourth quarter of 2020 was 53.2 percent compared to 53.1 percent from the same period in 2019. Operating expenses for the fourth quarter decreased 12.4 percent to $1.9 million, compared to $2.2 million in fourth quarter of 2019. Net income attributable to common shareholders for the fourth quarter of 2020 was $1.6 million, or $0.26 per basic and $0.23 per fully diluted share, compared to a net income of $0.06 million or 0.01 per basic and fully diluted share for the same period last year. Net income for the fourth quarter 2020 includes a one-time non-cash gain upon debt extinguishment of $1.1 million related to the loan forgiveness under the Paycheck Protection Program (PPP).

Revenue for the full year of 2020 was $15.7 million compared to $19.3 million in 2019. Gross margin for 2020 was 53.1 percent compared to 52.5 percent in 2019. Operating results in 2020 were a net loss of $0.54 per basic and fully diluted share or $3.3 million, which includes a non-cash goodwill impairment charge of $4.4 million and a non-cash gain upon debt extinguishment of $1.1 million related to the forgiveness of the Company’s PPP loan, compared to a net income of $0.05 per basic and fully diluted share or $0.3 million in 2019.

As of December 31, 2020, cash more than doubled from December 31, 2019 to $2.1 million which resulted from improved operational performance and the secured subordinated convertible note financing completed in August 2020. Loans payable decreased to $1.4 million from $1.7 million. Shareholders’ equity on December 31, 2020 decreased by $2.6 million from December 31, 2019 to $10.6 million primarily due to the non-cash goodwill impairment charge of $4.4 million.

Kevin Mills, president and chief executive officer, commented, “Our fourth quarter was another encouraging period in which revenue continued on its upward trajectory from the 2020 low point in the second quarter. We also improved liquidity with increased cash and reduced debts.

“Throughout 2020, we managed our costs while investing into our businesses and developing and launching new products. We introduced DuraScan D755, a medical-grade, universal scanner designed and built for healthcare environments. We also launched DuraSled for XCover Pro and iPhone SE 2020, a one-handed solution that combines the iPhone or Android devices with a scanner. We delivered S550 Contactless Reader/Writer that is certified with both Apple Pay “VAS” and Google Wallet, and that complies with Apple and Google NFC protocol on iPhones and Android devices. Our products continue to be well-received by our customers.

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“We believe our performance demonstrates the strength inherent in our operations and testifies to the resilience of our enterprise. I want to thank all of our employees for their extraordinary efforts to support our customers under these challenging conditions.

“Despite the vaccine rollout, the COVID-19 pandemic continues to impact economic activity worldwide in 2021. We will continue to manage the risks while safely pursuing opportunities in the COVID-19 environment. Our primary goals for 2021 continue to be revenue growth and profitability.” Mills concluded.

Conference Call

Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 7255 653. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UJBwvpKMZQnYJf. A live and replay audio webcast of the conference call can be accessed through a link https://onlinexperiences.com/Launch/QReg/ShowUUID=8D3A8A23-06CB-4873-B36F-93A4A913B65A&LangLocaleID=1033.

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2021, Socket Mobile, Inc. All rights reserved.

-- Financial tables to follow --

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Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three months ended Dec 31,
	(Unaudited) 2020	2019*	(Unaudited) 2020	2019*
Revenue	$15,700	$19,253	$4,655	$4,584
Cost of revenue	7,365	9,152	2,179	2,149
Gross margin	8,335	10,101	2,476	2,435
Gross margin percent	53.1%	52.5%	53.2%	53.1%
Research & development	3,140	3,894	719	987
Sales & marketing	2,849	3,015	700	703
General & administrative	2,270	2,585	529	533
Goodwill impairment charges	4,427	—	—	—
Total operating expenses	12,686	9,494	1,948	2,223
Extinguishment of debt income and other income	1,119	—	1,049	—
Interest income (expense), net	(98)	(101)	(46)	(17)
Net income (loss) before income taxes	(3,330)	506	1,531	195
Income tax (expense) benefit	51	(219)	52	(134)
Net income (loss)	$(3,279)	$287	$1,583	$61
Net income (loss) per share: Basic Fully Diluted	$ (0.54) $ (0.54)	$ 0.05 $ 0.05	$ 0.26 $ 0.23	$ 0.01 $ 0.01
Weighted average shares outstanding: Basic Fully Diluted	6,036 6,036	5,985 6,208	6,084 7,033	5,998 6,156

*Derived from audited financial statements.

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2020	2019*
Cash	$2,122	$959
Accounts receivable	2,113	2,837
Inventories	3,196	3,179
Deferred costs on shipments to distributors	170	234
Other current assets	335	312
Property and equipment, net	848	864
Goodwill	—	4,427
Deferred tax assets	5,507	5,507
Operating leases right-of-use assets	609	937
Other long-term assets	159	202
Total assets	$15,059	$19,458
Accounts payable and accrued liabilities	$1,748	$2,651
Bank line of credit	—	1,413
Notes payable	—	333
Subordinated convertible notes payable, net of discount	170	—
Subordinated convertible notes payable, net of discount-related party	1,272	—
Deferred revenue on shipments to distributors	451	611
Deferred service revenue	54	74
Operating lease liabilities	741	1,134
Other liabilities	—	8
Total liabilities	$4,436	$6,224
Common stock	61,740	61,073
Accumulated deficit	(51,117)	(47,839)
Total stockholder equity	$10,623	$13,234
Total Liabilities and Equity	$15,059	$19,458

*Derived from audited financial statements.

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